UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             REQUEST FOR WITHDRAWAL

                          Date of Request: May 2, 2005


                                 NORVANCO, INC.
                 (Name of Small Business Issuer in Its Charter)

            NEVADA                              7900                         80-0015705
(State or Other Jurisdiction of      (Primary Standard Industrial         (I.R.S. Employer
 Incorporation or Organization)       Classification Code Number)        Identification No.)


  155 Gran Via, Palm Desert, CA  92260                          (760) 776-9798
(Address of Principal Executive Offices)                      (Telephone Number)


          Gordon W. Thompson
            155 Gran Via,
        Palm Desert, CA  92260                                  (760) 776-9798
(Name and Address of Agent for Service)                       (Telephone Number)


        Securities Act registration statement file number to which this form relates: 333-104369


ITEM 1. WITHDRAWAL OF REGISTRATION STATEMENT

On April 8, 2003, Norvanco, Inc., a Nevada corporation, filed a Registration Statement on Form SB-2, File No. 333-104369, with the Securities and Exchange Commission. The Board of Directors of Norvanco, Inc. have determined that it is the best interests of the company and its shareholders to request a withdrawal of the Registration Statement on Form SB-2, File No. 333-104369. None of the shares being offered pursuant to the registration statement have been offered or sold.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Request for Withdrawal to be signed on its behalf by the undersigned in Palm Desert, CA, on May 2, 2005.


                                         NORVANCO, INC.
                                         A Nevada Corporation


                                         By: /s/ Gordon W. Thompson
                                            -------------------------
                                            Gordon W. Thompson
                                            President and Director